Exhibit 10.4



               United States Regional Retail Development Agreement

This United States Regional Retail Development Agreement (the "Agreement"), between Speaking Roses International, Inc., a Utah corporation ("Speaking Roses") and Steven F. Hanson (the "Developer") shall be effective as of July 10, 2005 (the "Effective Date").

Within six months from the Effective Date, Speaking Roses intends to formulate a program for the development of retail locations within the United States (the "Program"). The Program will include a regional development agreement and retail distribution outlet agreements and such other terms as Speaking Roses may formulate.

The Developer shall pay a fee of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Fee"). Two Hundred Fifty Thousand Dollars ($250,000) will be paid simultaneously with the execution of this Agreement. Two Hundred Fifty Thousand Dollars ($250,000) will be paid on or before 30 days after the Effective Date. Two Hundred Fifty Thousand Dollars ($250,000) will be paid on or before 60 days after the Effective Date. Payment of the Fee will entitle Developer, for a period of time, to rights to be the regional developer of a territory to be determined.

Promptly after the formulation of the Program, Speaking Roses will present the details of the Program to the Developer. Developer will have sixty days from receipt of a copy of a contract to review the Program and inter into a contract to be regional manager under the terms and conditions of the Program. If Developer inters into such a contract, the Fee will be credited towards any payments due under such contract.

In the event that Developer chooses not to enter into a contract with Speaking Roses, Speaking Roes shall, within five days after notification by Developer, issue a convertible note to Developer in the amount of the Fee (the "Convertible Note"). The Convertible Note will be due and payable six months from the date of issue of the note, and shall bear interest from the Effective Date at 12% per annum, and shall be convertible into common stock of Speaking Roses at the conversion rate of $.50 per share for a period of six months from the Effective Date.

In the event that Speaking Roses does not provide Developer with the details of the Program within six months from the Effective Date, Speaking Roses shall immediately thereafter refund the Fee to Developer, plus interest at a rate of 12% per annum; however, Developer, at its sole option, may elect, in lieu of refund of the Fee, to receive shares of common stock of Speaking Roses at a rate of $.50 per share.

IN WITNESS HEREOF, Speaking Roses and Developer have caused this United States Regional Retail Development Agreement to be executed by their duly authorized officers, owners or agents as of the Effective Date.

Speaking Roses International, Inc.              Steven F. Hanson


By /s/John W. Winterholler                       By /s/ Steven F. Hanson
--------------------------                      -------------------------
Its President and Chief Executive Officer